EXHIBIT 21


                 KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES


                                  SUBSIDIARIES



                                           State or Country         Percent
       Name of Subsidiary                  of Incorporation          Owned
-----------------------------------        ------------------       -------

Kerr-McGee Oil & Gas Corporation            Delaware                 100%
Kerr-McGee Oil (U.K.)PLC                    England                  100%
Kerr-McGee Resources (U.K.) Limited         England                  100%
Kerr-McGee North Sea (U.K.) Limited         England                  100%
Kerr-McGee Gryphon Limited                  England                  100%
Kerr-McGee L.P. Corporation                 Delaware                 100%
Kerr-McGee Oil & Gas Onshore LP             Delaware                 100%
Kerr-McGee Chemical LLC                     Delaware                 100%
KMCC Western Australia PTY. Ltd             Western Australia        100%
Kerr-McGee Pigments GmbH & Co. KG           Germany                  100%
Kerr-McGee Pigments N.V.                    Belgium                  100%
Kerr-McGee Pigments Limited                 Bahama Islands           100%
Kerr-McGee Pigments (Holland) B.V.          Netherlands              100%
Kerr-McGee Pigments (Savannah), Inc.        Georgia                  100%


     A number of additional subsidiaries are omitted since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 2000.